At your request, we are providing you with preliminary loan information. The information contained herein is qualified in its entirety by the information in the Offering Document relating to this transaction. The information contained herein is preliminary as of the date hereof, supersedes any previous such information delivered to you and will be superseded by any such information subsequently delivered and ultimately by the final Offering Document relating to the securities. This information is subject to change, completion or amendment from time to time. The recipient acknowledges that this preliminary information may be changed or amended without any notice to the recipient and the provider is under no obligation to send any supplemented or corrected information. Any investment decision with respect to the securities should be made by you based solely upon the information contained in the final Offering Document relating to the securities.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-212-834-2499 (collect call) or by emailing Thomas Panagis at thomas.m.panagis®jpmorgan.com.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities referenced in this communication in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or other jurisdiction.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued.

The information contained in this communication is subject to change, completion or amendment from time to time. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

The attached information may contain certain tables and other statistical analyses (the "Computational Materials") that have been prepared in reliance upon information furnished by the issuer, the preparation of which used numerous assumptions which may or may not be reflected herein. As such, no assurance can be given as to the appropriateness of the Computational Materials for any particular context; or as to whether the Computational Materials and/or the assumptions upon which they are based reflect present market conditions or future market performance. These Computational Materials should not be construed as either projections or predictions. The specific characteristics of the securities may differ from those shown in the Computational Materials due to differences between the final underlying assets and the preliminary underlying assets used in preparing the Computational Materials. Neither JPMorgan nor any of its affiliates makes any representation or warranty as to the actual rate or timing of payments or losses on any of the underlying assets or the payments or yield on the securities.

THIS INFORMATION IS FURNISHED TO YOU SOLELY BY JPMORGAN AND NOT BY THE ISSUER OR ANY OF ITS AFFILIATES (OTHER THAN JPMORGAN). JPMORGAN IS ACTING AS UNDERWRITER AND NOT ACTING AS AGENT FOR THE ISSUER IN CONNECTION WITH THE OFFERING TO WHICH THIS COMMUNICATION RELATES.

Copyright 2005 JPMorgan Chase Et Co. All rights reserved. J.P. Morgan Securities Inc. (JPMSI), member NYSE and SIPC. JPMorgan is the marketing name used by the specific legal entity or entities named in the attached materials. Clients should contact analysts and execute transactions through a JPMorgan Chase Et Co. subsidiary or affiliate in their home jurisdiction unless governing law permits otherwise.

This analysis only pertains to loans where the CLTV information is available, Chase Loans and 4 PHH Loans have been excluded

Doc Stat
1	FULL or FULL/ALTERNATIVE
0	anything else

Occ Stat
1	Primary
0	anything else

*OLTV should include first mortgage balance on the property at the time of origination
*COLTV should include first mortgage balance and any additional mortgages on the property (whether in this collateral pool or not) at the time of origination
*Front end DTI should include only first mortgage expenses (P and I, Property Taxes and Insurance)
*Back end DTI Should include all mortgage expenses and all other debt
* Each line item's "Deal Percentage" should reflect its respective relative percentage of the deal.
* Cells corresponding to, for instance, the IO row and the IO column, should equal 100%, NOT its respective relative percentage of the deal.
* For example the purchase row and owner occupied column intersection should equal the percentage of purchase loans that are owner occupied.
Deal Name	Loan Characteristics	Loan Number	Balance	Deal Percentage	WAC	WALA	FICO	OLTV	COLTV	Front End DTI	Back End DTI	Full Doc
	Aggregate	2,207	845,360,126	100.00%	6.84	1	707	73.4	79.8	0.0	0.0	14.2

	Rate 9.5-10	-	-	-	-	-	-	-	-	-	-	-
	RATE 10.001-10.5	-	-	-	-	-	-	-	-	-	-	-
	RATE 10.501-11	-	-	-	-	-	-	-	-	-	-	-
	RATE 11.001-11.5	-	-	-	-	-	-	-	-	-	-	-
	RATE greater than 11.5	-	-	-	-	-	-	-	-	-	-	-
	LB <50,000	14	566,191	0.07%	7.03	1	718	71.5	74.6	0.0	0.0	12.7
	LB 50,001-100K	120	9,581,330	1.13%	6.90	1	709	65.5	70.3	0.0	0.0	14.8
	LB 100-200K	531	79,553,899	9.41%	6.80	1	713	74.1	81.2	0.0	0.0	15.8
	LB 200-300k	434	108,124,617	12.79%	6.76	1	703	73.8	79.4	0.0	0.0	18.4
	LB 300K-400K	308	108,193,797	12.80%	6.68	1	712	74.0	79.3	0.0	0.0	15.4
	LB 400K-500k	285	128,924,390	15.25%	6.83	1	706	75.6	84.1	0.0	0.0	12.9
	LB 500-600k	194	106,863,197	12.64%	6.92	1	701	76.6	83.5	0.0	0.0	10.8
	LB 600-700k	116	75,234,911	8.90%	6.91	1	700	74.0	81.4	0.0	0.0	8.7
	LB 700-800k	52	39,184,487	4.64%	6.85	1	705	71.4	77.0	0.0	0.0	11.6
	LB 800-900k	40	33,831,043	4.00%	6.93	1	712	72.0	76.8	0.0	0.0	10.1
	LB 900-1MM	48	46,896,763	5.55%	6.89	1	709	68.1	77.3	0.0	0.0	12.4
	LB > 1MM	65	108,405,501	12.82%	6.92	1	711	69.8	74.0	0.0	0.0	19.3
	FICO <500	6	1,316,828	0.16%	6.23	1	0	77.1	77.1	0.0	0.0	0.0
	FICO 501-525	-		-	-	-	-	-	-	-	-	-
	FICO 526-550	-		-	-	-	-	-	-	-	-	-
	FICO 551-575	-		-	-	-	-	-	-	-	-	-
	FICO 576-600	8	1,843,063	0.22%	6.35	0	591	75.8	76.0	0.0	0.0	32.2
	FICO 601-625	57	21,326,496	2.52%	6.89	1	620	72.1	77.4	0.0	0.0	32.5
	FICO 626-650	229	77,680,249	9.19%	6.80	1	640	73.8	78.5	0.0	0.0	27.7
	FICO 651-700	726	295,385,334	34.94%	6.84	1	679	73.8	80.5	0.0	0.0	17.4
	>700	1,181	447,808,156	52.97%	6.84	1	742	73.1	79.8	0.0	0.0	8.8
	LTV<= 80	2,061	810,914,043	95.93%	6.83	1	708	72.7	79.4	0.0	0.0	13.5
	LTV 80-85	15	4,028,074	0.48%	6.95	1	688	83.7	83.7	0.0	0.0	40.8
	LTV 85.01-90	85	19,951,748	2.36%	7.04	1	690	89.0	89.2	0.0	0.0	29.4
	LTV 90.01-95	34	6,716,338	0.79%	7.03	2	716	94.7	94.7	0.0	0.0	5.2
	LTV 95.01-100	12	3,749,924	0.44%	6.72	1	691	99.5	99.5	0.0	0.0	69.1
	LTV >100	-		0.00%	-	-	-	-	-	-	-	-
	2nd Home	145	56,106,708	6.64%	6.86	1	724	74.3	79.6	0.0	0.0	10.6
	Invest Property	243	80,956,927	9.58%	7.17	1	720	72.4	75.2	0.0	0.0	19.3
	2nd lien	0	0	0.00%	0.00	0	0	0.0	-	-	-	0.0
	Simultaneous 2nds	918	357,997,902	42.35%	6.89	1	707	76.1	91.4	0.0	0.0	11.1
	Stated Doc	316	87,940,021	10.40%	6.96	1	701	73.6	78.6	0.0	0.0	0.0
	Limited	7	4,077,000	0.48%	6.69	1	690	74.0	74.3	0.0	0.0	0.0
	No Doc	51	15,946,620	1.89%	7.18	1	712	70.3	72.2	0.0	0.0	0.0
	Purchase	1,156	441,768,461	52.26%	6.89	1	713	76.9	86.7	0.0	0.0	10.8
	Cash Out Refi	772	292,125,279	34.56%	6.78	1	699	69.6	71.5	0.0	0.0	19.4
	Rate Term Refi	278	111,241,386	13.16%	6.77	1	708	69.3	74.6	0.0	0.0	14.0
	2-4 Family	95	40,727,775	4.82%	7.05	1	720	74.3	79.0	0.0	0.0	11.6
	Condo	319	107,661,346	12.74%	6.87	1	721	75.3	82.7	0.0	0.0	12.3
	Fixed	0	0	0.00%	0.00	0	0	0.0	-	-	-	0.0
	Arm	2,207	845,360,126	100.00%	6.84	1	707	73.4	79.8	0.0	0.0	14.2
	Back DTI 45-50	-		0.00%	-	-	-	-	-	-	-	-
	Back DTI 50-55	-		-	-	-	-	-	-	-	-	-
	Back DTI > 55	-		-	-	-	-	-	-	-	-	-
	IO	1,916	765,744,644	90.58%	6.85	1	708	73.5	80.1	0.0	0.0	13.9
	Cali	804	405,104,940	47.92%	6.84	1	708	72.6	79.0	0.0	0.0	9.9
	N Cali	176	85,161,331	10.07%	6.84	1	706	71.8	78.0	0.0	0.0	16.3
	S Cali	628	319,943,609	37.85%	6.83	1	709	72.8	79.2	0.0	0.0	8.2
	NY	52	27,496,897	3.25%	6.94	1	693	69.5	75.6	0.0	0.0	20.9
	FL	307	92,469,896	10.94%	6.82	1	705	73.2	78.9	0.0	0.0	19.5
	Georgia	45	10,360,452	1.23%	6.78	1	706	79.6	84.8	0.0	0.0	24.8
	Ohio	22	4,738,208	0.56%	6.60	1	722	78.7	87.1	0.0	0.0	10.0
	Maryland	40	14,236,569	1.68%	6.87	1	714	73.7	79.2	0.0	0.0	12.7
	40 yr Loans	0	0	0.00%	0.00	0	0	0.0	-	-	-	0.0
	Purchase Loans w/Simul 2nds	677	257,882,392	30.51%	6.91	1	711	77.8	94.6	0.0	0.0	10.0
	Stated Doc Purchase Loans w/Simul 2nds	84	24,718,608	2.92%	6.99	1	711	76.3	92.1	0.0	0.0	0.0
	IO Purchase Loans w/Simul 2nds	620	238,585,020	28.22%	6.92	1	711	77.9	94.9	0.0	0.0	8.4
	Stated Doc IO Purchase Loans w/Simul 2nds	76	22,774,658	2.69%	6.98	1	710	76.0	91.6	0.0	0.0	0.0
	FICO Std Dev	61		-
	LTV Std Dev	14

Deal Name	Loan Characteristics	Owner Occ	Single Family	Purchase	Simul 2nds	IO	Init Cap	Subs Cap	Life Cap
	Aggregate	83.8	56.3	52.3	42.3	90.6	5.0	2.0	5.0

	Rate 9.5-10	-	-	-	-	-	-	-	-
	RATE 10.001-10.5	-	-	-	-	-	-	-	-
	RATE 10.501-11	-	-	-	-	-	-	-	-
	RATE 11.001-11.5	-	-	-	-	-	-	-	-
	RATE greater than 11.5	-	-	-	-	-	-	-	-
	LB <50,000	42.5	81.2	66.8	23.5	81.3	5.0	2.0	5.0
	LB 50,001-100K	65.6	57.9	51.3	28.4	72.7	5.0	2.0	5.0
	LB 100-200K	77.1	55.9	57.2	42.9	81.9	5.0	2.0	5.0
	LB 200-300k	88.3	57.0	42.7	39.4	82.9	5.0	2.0	5.1
	LB 300K-400K	91.8	51.3	47.4	36.8	88.6	5.0	2.0	5.0
	LB 400K-500k	87.7	63.8	58.1	51.2	93.3	5.0	2.0	5.1
	LB 500-600k	79.3	66.3	57.7	45.7	96.4	5.0	2.0	5.0
	LB 600-700k	79.2	50.8	57.7	42.4	92.2	5.0	2.0	5.0
	LB 700-800k	83.0	48.3	53.6	40.4	92.3	5.0	2.0	5.0
	LB 800-900k	82.5	39.6	47.9	27.5	95.0	5.0	2.0	5.0
	LB 900-1MM	79.2	47.8	54.2	54.5	96.0	5.0	2.0	5.0
	LB > 1MM	83.7	57.4	47.0	37.9	93.8	5.0	2.0	5.0
	FICO <500	100.0	82.6	62.9	0.0	45.6	5.0	2.0	5.0
	FICO 501-525	-	-	-	-	-	-	-	-
	FICO 526-550	-	-	-	-	-	-	-	-
	FICO 551-575	-	-	-	-	-	-	-	-
	FICO 576-600	100.0	56.9	0.0	7.4	8.7	5.0	2.0	5.0
	FICO 601-625	97.7	64.7	50.4	33.3	85.1	5.0	1.9	5.0
	FICO 626-650	88.2	65.4	34.5	31.0	85.4	5.0	2.0	5.0
	FICO 651-700	86.5	57.3	50.5	46.2	91.2	5.0	2.0	5.0
	>700	80.5	53.6	56.8	42.5	91.8	5.0	2.0	5.0
	LTV<= 80	83.7	56.4	52.1	44.1	91.2	5.0	2.0	5.0
	LTV 80-85	92.9	75.7	27.9	0.0	52.7	4.7	1.8	5.7
	LTV 85.01-90	84.3	59.6	47.5	2.6	83.9	5.0	1.9	5.0
	LTV 90.01-95	92.4	50.2	74.0	0.0	68.7	5.0	2.0	5.0
	LTV 95.01-100	81.8	14.5	100.0	0.0	82.0	5.0	1.4	5.0
	LTV >100	-	-	-	-	-	-	-	-
	2nd Home	0.0	42.9	71.0	41.6	93.6	5.1	2.0	5.1
	Invest Property	0.0	46.9	55.3	27.1	92.5	5.0	2.0	5.1
	2nd lien	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
	Simultaneous 2nds	87.4	53.4	72.0	100.0	91.8	5.0	2.0	5.0
	Stated Doc	82.9	64.5	51.8	37.5	91.5	5.1	2.0	5.1
	Limited	100.0	80.7	39.4	24.4	100.0	5.0	2.0	5.0
	No Doc	94.8	60.9	50.0	11.6	94.4	5.0	2.0	5.2
	Purchase	80.8	49.3	100.0	58.4	92.3	5.0	2.0	5.0
	Cash Out Refi	88.0	64.5	0.0	20.5	88.5	5.0	2.0	5.0
	Rate Term Refi	84.3	62.5	0.0	36.3	89.3	5.0	2.0	5.1
	2-4 Family	60.4	0.0	50.3	34.5	92.0	5.0	2.0	5.0
	Condo	69.6	0.0	72.6	48.7	91.4	5.0	2.0	5.0
	Fixed	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
	Arm	83.8	56.3	52.3	42.3	90.6	5.0	2.0	5.0
	Back DTI 45-50	-	-	-	-	-	-	-	-
	Back DTI 50-55	-	-	-	-	-	-	-	-
	Back DTI > 55	-	-	-	-	-	-	-	-
	IO	83.4	55.8	53.3	42.9	100.0	5.0	2.0	5.0
	Cali	86.8	60.0	49.7	42.7	94.6	5.0	2.0	5.0
	N Cali	83.2	70.0	49.2	44.7	91.9	5.0	2.0	5.0
	S Cali	87.8	57.3	49.9	42.2	95.3	5.0	2.0	5.0
	NY	73.3	52.0	57.5	43.4	98.7	5.0	1.9	5.0
	FL	76.4	39.4	54.8	38.6	88.2	5.0	2.0	5.0
	Georgia	87.8	40.5	63.8	30.4	84.2	5.0	2.0	5.0
	Ohio	92.5	87.4	34.4	47.9	82.5	5.0	2.0	5.0
	Maryland	91.6	51.6	55.8	36.8	90.1	5.0	2.0	5.0
	40 yr Loans	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
	Purchase Loans w/Simul 2nds	85.6	50.7	100.0	100.0	92.5	5.0	2.0	5.0
	Stated Doc Purchase Loans w/Simul 2nds	82.7	67.4	100.0	100.0	92.1	5.1	2.0	5.1
	IO Purchase Loans w/Simul 2nds	85.4	51.0	100.0	100.0	100.0	5.0	2.0	5.0
	Stated Doc IO Purchase Loans w/Simul 2nds	81.3	65.3	100.0	100.0	100.0	5.1	2.0	5.1
	FICO Std Dev
	LTV Std Dev